UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2020

ALLEGRO MERGER CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38581	82-2425125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Third Avenue, 37th Floor New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 319-7676

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock, one right, and one redeemable warrant	ALGRU	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	ALGR	The Nasdaq Stock Market LLC
Rights, each to receive one-tenth (1/10) of one share of common stock	ALGRR	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	ALGRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 5.07 is incorporated by reference in this item to the extent required herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On January 3, 2020, Allegro Merger Corp. (the “Company”) held a special meeting of its shareholders (the “Meeting”). At the Meeting, the Company’s shareholders considered a proposal to amend the Company’s amended and restated certificate of incorporation (the “charter”) to extend the date by which the Company has to consummate its initial business combination (the “Extension”) from January 6, 2020 to March 31, 2020 (the “Extended Date”). The proposal was approved by the Company’s shareholders. The following is a tabulation of the votes with respect to the proposal:

For	Against	Abstain	Broker Non-Votes
15,171,970	4,000	0	0

In connection with this vote, the holders of 3,782,869 shares of common stock of the Company exercised their right to convert their shares into cash at a conversion price of approximately $10.22 per share, for an aggregate conversion amount of approximately $38.7 million.

Following the Meeting, the Company filed the amendment to the charter with the Secretary of State of the State of Delaware.

Additionally, in connection with the approval of the Extension, on January 3, 2020, certain individuals and entities (the “Contributors”) that participated in the private placement of units that occurred simultaneously with the Company’s initial public offering contributed to the Company an aggregate amount of $781,699.17, representing contributions covering a prorated amount of $0.02 per unconverted public share for the partial month of January 2020 and $0.025 per unconverted public share for each of February 2020 and March 2020 (each, a “Contribution”).

Following the Meeting and filing of the amendment to the charter, the Company deposited $223,342.62, the Contribution for January 2020, into the trust account established in connection with the Company’s initial public offering. The Company will deposit the second Contribution on or before January 31, 2020, and will deposit the third Contribution on or before February 29, 2020, in each case, to the same trust account; provided that any such additional Contribution will only be made if the previously announced merger agreement with TGI Fridays is still then in effect, or, if such agreement is earlier terminated, the Board of Directors of the Company by majority vote determines to require such additional Contribution. If the Board of Directors determines not to require such additional Contribution, the Company will proceed to liquidate its assets and distribute the remaining amounts in the trust account to the then holders of public shares.

The Contributions will not bear any interest and will be repayable by the Company to the Contributors upon consummation of an initial business combination. The Contributions will be forgiven if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the Company’s trust account.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2020	ALLEGRO MERGER CORP.

	By:	/s/ Eric S. Rosenfeld
Eric S. Rosenfeld
Chief Executive Officer

2